ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20070373888-76
Filing Date and Time 05/30/2007 4:19 PM
Entity Number C23938-2001

Certificate of Amendment (Pursuant to NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 780.390 – After Issuance of Stock)

1.	Name of corporation:
INFOTEC BUSINESS SYSTEMS, INC.
2.	The articles have been amended as follows (provide article numbers, if available):
	1.	Name of Corporation:
Wavelit, Inc.
	4.	The capital stock shall consist of:
250,000,000 shares of common stock, $0.001 par value
375,000,000 shares of preferred stock, $0.001 par value.
3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 51.58%

4.	Effective date of filing (optional):	June 8, 2007
(must not be later than 90 days after the certificate is filed)
5.	Officer Signature (required):	/s/ Arthur Griffiths

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.385 Amend 2003 Revised on: 09/29/05